Exhibit 99.2(k)(2)

AMENDMENT TO THE ACCOUNTING AGENCY AGREEMENT

AMENDMENT entered into as of this 8th day of November , 2007 to the Accounting Agency Agreement between JAPAN SMALLER CAPITALIZATION FUND, INC. (the “Fund”) and BROWN BROTHERS HARRIMAN & CO. (the “Accounting Agent”) dated as of April 26, 2007 (the “Agreement”).

In consideration of the Accounting Agent’s offering performance measurement services to the Fund, the Fund and the Accounting Agent agree that the Agreement is hereby amended as follows:

1.           A new Section 3.1 is added to the Agreement following the existing Section 3:

Performance Measurement Services – The Accounting Agent shall provide the following services related to calculating and reporting Fund performance:

•	Calculate time weighted total returns net and gross of total expense performance reporting for NAV and market price.

•	Reporting will include performance for 1 month 3 month, 6 month, YTD, 1 Year, 2 Year (cumulative and annual), 3 year (cumulative and annual), 5 Year (cumulative and annual) and inception to date.

•	Performance of respective index and relative returns.

•	Delivery of reporting monthly.

Miscellaneous

a) Other than as amended hereby, all terms and provisions of the Agreement are hereby ratified and affirmed as of the date hereof and are hereby extended to give effect to the terms hereof.

b)  By signing below where indicated, each of the Accounting Agent and the Fund hereby ratifies and affirms each of the respective representations and warranties set forth in the Agreement and confirms that each such respective representation and warranty remains true and correct as of the date hereof.

c)  Upon receipt by the Accounting Agent of a fully executed copy of this Amendment, this Amendment shall be deemed to be executed as an instrument under seal and governed by such laws as provided in the Agreement. This Amendment may be executed in original counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Amendment. This Amendment together with the Agreement represents the entire agreement and understanding of the parties hereto.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

The undersigned acknowledges that (I/we) have received a copy of this document.

BROWN BROTHERS HARRIMAN & CO.		JAPAN SMALLER CAPITALIZATION FUND, INC.

By:	/s/ James R. Kent	By:	/s/ Rita Chopra-Brathwaite
Name:	James R. Kent	Name:	Rita Chopra-Brathwaite
Title:	Managing Director	Title:	Treasurer
Date:	November 14, 2007	Date:	November 14, 2007